Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

May 25, 2016

Board of Trustees
First Potomac Realty Trust
7600 Wisconsin Avenue, 11th Floor
Bethesda, MD 20814

Ladies and Gentlemen:
We are acting as counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), in connection with its registration statement on Form S‑8 (the “Registration Statement”), filed on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 4,100,000 common shares of beneficial interest, par value $0.001 per share, of the Company (the “Shares”), all of which shares are issuable pursuant to the First Potomac Realty Trust 2009 Equity Compensation Plan, as amended (the “Plan”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S‑K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). We also have assumed that the Shares will not be issued in violation of the ownership limit contained in the Company’s First Amended and Restated Declaration of Trust, as amended and supplemented.  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and the applicable provisions of Maryland General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) effectiveness of the Registration Statement, (ii) issuance of the Shares pursuant to the terms of the Plan, and (iii) receipt by the Company of the consideration for the Shares specified in the applicable resolutions of the Board of Trustees or Compensation Committee of the Board of Trustees, as applicable, and in the Plan, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP